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                                                                   EXHIBIT 99.1



                                                                JIM SMITH
                                                             (713-881-3662)
                                                         FOR IMMMEDIATE RELEASE


                      STEVE STEVENS NAMED TO THE BOARD OF
                         ADAMS RESOURCES & ENERGY, INC.


September 28, 2004 Adams Resources & Energy, Inc. (AMEX:AE) announced today the appointment of R. H. (Steve) Stevens, Jr. to its Board of Directors.

K. S. "Bud" Adams, Jr., Chairman and CEO, said, "We are very proud to announce this appointment. Steve is a very experienced and highly regarded businessman. He will be a great addition to our board."

Stevens is Managing Partner of Stevens & Company, LLP, a financial and tax advisory firm. He spent over 30 years in public accounting, specializing in oil and gas and other industries. He retired as a partner of Andersen in 1999. During his career he also served as chief financial officer and a director of a publicly traded oil and gas company.

Mr. Stevens currently serves on the Board of Regents of Texas A & M University where he is Chairman of the Audit Committee. Also, in 2001, he was appointed to the University of Texas Investment Management Company, the investment vehicle for the University of Texas endowment and operating funds.

Chip Webster, President and COO of Adams Resources & Energy, Inc. said, "We have known Steve Stevens for 20 years and know him to be extremely talented and of the highest integrity. We are fortunate to have him join our board."

Stevens received his Bachelor of Arts degree in accounting from Texas A & M University in 1962 and did post graduate studies at the University of Texas. He served as an officer in the United States Air Force. Stevens previously served as president of The American Quarter Horse Association.

Steve has been married for 38 years and has two daughters and one granddaughter.


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         Adams Resources & Energy, Inc., through its subsidiaries, is engaged in the business of marketing crude oil, natural gas and petroleum products; tank truck transportation of liquid chemicals; and oil and gas exploration and production.